Exhibit 99.1
Dana Corporation Announces Agreements
to Sell Trailer Axle Manufacturing Business
TOLEDO, Ohio – September 11, 2006 – Dana Corporation (OTCBB: DCNAQ) today announced that it and two affiliates have entered into asset purchase agreements with Hendrickson USA, L.L.C., a subsidiary of The Boler Company, and its affiliates for the sale of Dana’s trailer axle manufacturing business. Under terms of the agreements, the buyers will acquire certain assets located in Lugoff, S.C., USA; Barrie, Ontario, Canada; and Wuxi, China, which are used to manufacture heavy-duty trailer axles and suspensions for an aggregate price of approximately $38 million in cash. The buyer will also assume certain liabilities related to the business.
The transactions are subject to the approval of the United States Bankruptcy Court for the Southern District of New York, which has jurisdiction over Dana’s Chapter 11 reorganization proceedings. As a standard part of the divestiture process, Dana has filed a motion with the Bankruptcy Court seeking approval of procedures that will provide an opportunity for competitive bids on the trailer axle assets before the sale is approved by the Court. Dana expects the bidding process to be completed and the sale to close in the fourth quarter of 2006.
Dana Heavy Vehicle Products President Nick Stanage said the asset sale will support the company’s efforts to focus more intently on its core commercial vehicle drivetrain product lines. “This divestiture will benefit our Commercial Vehicle group by concentrating its resources on our core products and competencies – namely drive and steer axles, driveshafts, brakes and tire inflation systems for commercial vehicles,” he said.
Mr. Stanage added, “We view this transaction as a strategic opportunity for both Dana and the buyer. This is a good business that has the opportunity to become even better by teaming with a company that considers trailer products a core pursuit and has the resources to further develop this group’s capabilities to address this market segment.”
Dana’s trailer products business employs approximately 180 people at two principal locations: Lugoff, S.C., and Barrie, Ontario. Under terms of the agreements with Hendrickson, approximately 90 employees, a commercial vehicle building, and trailer manufacturing assets at Lugoff will go to the buyer. In Barrie and Wuxi, China, only trailer manufacturing assets will be sold to the buyer. Approximately 90 positions in Barrie will be eliminated when the assets are relocated by the buyer. In Wuxi, employees will be reassigned to Dana’s remaining operations within the facility.
In conjunction with the asset purchase agreements, Bendix Spicer Foundation Brake LLC, a joint venture in which Dana has an interest, has agreed to continue to supply Bendix® brake systems to Hendrickson.
About Dana Corporation
Dana is a leading supplier of drivetrain, chassis, structural, and engine technologies. Dana people design and manufacture products for every major vehicle and engine producer in the world. Based in Toledo, Ohio, with operations throughout the world, Dana is focused on being an essential partner to automotive, commercial, and off-highway vehicle customers, which collectively produce more than 60 million vehicles annually. The company’s continuing operations reported sales of $8.6 billion in 2005. Dana’s Internet address is: http://www.dana.com/.

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Dana and certain of its U.S. subsidiaries are operating under Chapter 11 of the U.S. Bankruptcy Code as debtors in possession. Information about the bankruptcy proceedings can be found at: http://www.dana.com/reorganization. While Dana continues its reorganization under Chapter 11, investments in its securities will be highly speculative. Although shares of Dana common stock continue to trade on the Over the Counter Bulletin Board (OTCBB) under the symbol “DCNAQ,” the trading prices of the shares may have little or no relationship to the actual recovery, if any, by the holders under any eventual court-approved reorganization plan. The opportunity for any recovery by holders of Dana common stock under such reorganization plan is uncertain and shares of Dana common stock may be cancelled without any compensation pursuant to such plan.
Forward-Looking Statements
Statements in this release regarding the anticipated sale of Dana’s trailer axle manufacturing business constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent Dana’s expectations based on its current information and assumptions. Forward-looking statements are inherently subject to risks and uncertainties. Actual results could differ from those that are anticipated and there can be no assurance that this sale will be completed as contemplated. Dana does not undertake to update any forward-looking statements in this release.

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